OFFICERS' CERTIFICATE

         Thomas H. Potts, President, and Lynn K. Geurin, Secretary, of Dynex Capital, Inc., ("Company"), pursuant to Section 301 of the Indenture dated as of July 14, 1997 between the Company and Texas Commerce Bank National Association, as Trustee (the "Indenture"), hereby certify that a series of Securities with the following terms has been established by a Board Resolution, and we further certify as follows with respect to such series of the Securities (unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Indenture):

         1. The title of the series of Securities established hereby shall be "7.875% Senior Notes Due July 15, 2002" ("Senior Notes"). The Senior Notes shall constitute a series of Securities as defined in the Indenture and be senior, unsecured obligations of the Company and will rank prior to all subordinated indebtedness of the Company and pari passu with all other senior unsecured indebtedness of the Company outstanding on the date of the issuance of the Senior Notes.

         2. The maximum aggregate principal amount of Senior Notes that may be authenticated and delivered under the Indenture shall be $100,000,000 (except for Senior Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Senior Notes pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Indenture).

         3. The outstanding principal amount of the Senior Notes shall be payable on July 15, 2002.

         4. The Interest Payment Dates shall be July 15 and January 15 commencing January 15, 1998 and at Maturity and the Regular Record Date for interest payable on any Interest Payment Date shall be July 1 and January 1. Interest is payable in semi-annually in arrears from July 15, 1997 at a rate of 7.875% per annum. Interest on overdue principal shall be paid at the rate borne by the Senior Noes (the "Overdue Rate"); interest on Defaulted Interest (as defined in the Indenture) shall be payable at the Overdue Rate to the extent lawful.

         5. Principal, interest and Make-Whole Amounts, if any, payable in respect of the Senior Notes shall be payable, and subject to Section 305 of the Indenture, Senior Notes may be surrendered for registration of transfer and exchange at the Corporate Trust Office, (as defined in the Indenture) and notices or demands to or upon the Company in respect of the Senior Notes and the Indenture may be served at 10900 Nuckols Road, Glen Allen, Virginia 23060 Attn:
President or at such other address as the Company may notify the Trustee in writing.

         6. The Senior Notes are redeemable at any time at the option of the Company, in whole or from time to time in part, at a redemption price payable in U.S. Dollars equal to the sum of: (i) the principal amount of the Senior Notes being redeemed plus accrued interest thereon to the Redemption Date; and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Senior Notes in accordance with the Article Eleven of the Indenture.

         Definitions:  As used herein:

         "Make-Whole  Amount" means, in connection with any optional  redemption of any of the Senior Notes, the excess in U.S. Dollars, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption; over (ii) the aggregate principal amount of the Senior Notes being redeemed.

         "Reinvestment  Rate"  means  the  yield  on  Treasury  securities  at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to Stated Maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for "U.S. Government Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

         7. Except as provided in Section 14 hereof, the Securities are not redeemable at the option of the Holder thereof and the Company is not obligated to redeem, repay or purchase the Securities pursuant to any sinking fund or analogous provision.

         8. Events of Default - in addition to the Events of Default set forth in Article Five of the Indenture, each of the following shall constitute an Event of Default:

         (i) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (ii) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any of its Subsidiaries or any of its Affiliates in an amount in excess of $10 million, which results in the acceleration of such Indebtedness; (iii) failure by the Company, any of its Subsidiaries or any of its Affiliates to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days.

         9. Payments of all principal, interest and Make-Whole Amounts, if any, shall be made solely in U.S. Dollars and shall be made in immediately available funds.

         10. The Senior Notes shall be subject to the following covenants in addition to the covenants set forth in Article 10:

                  (i) Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock.

                           (A) The Company  will not, and will not permit any of
                  its Subsidiaries or Affiliates to incur any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, or issue any shares of Disqualified Stock, unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified
                  Stock, the Company's  Adjusted Consolidated   Indebtedness
                  would not exceed 150% of the Company's Adjusted Consolidated Tangible Net Worth.

                           (B) The  Company  may not and will not  permit any of
                  its Subsidiaries or Affiliates to incur any Unsecured Indebtedness if the ratio of Income Available for Interest Payments to Interest Expense for the four consecutive fiscal quarters most recently ended prior to the date such additional Indebtedness is to be incurred shall have been less than 2 to 1 on a pro forma basis, after giving effect thereto and the application of proceeds therefrom.

                  (ii) Limitation on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries or Affiliates, to directly or indirectly, make any Restricted Payments unless (i) at the time of such Restricted Payments after giving pro forma effect to such Restricted Payments, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof under any Indebtedness of the Company, including under the Indenture and (ii) the aggregate amount of all such Restricted Payments does not exceed the sum of (a) the cumulative real estate investment trust taxable income of the Company earned for tax years ending after December 31, 1996 as determined by Section 857(b)(2) of the Code, but without giving effect to the dividends paid deduction defined in
         Section 561 of the Code, (b) the aggregate net proceeds to the Company from sales of its Capital Stock since the date of the Indenture and (c) $25 million; provided, however, that the foregoing limitations shall not apply to any distribution which is necessary to maintain the Company's status as a real estate investment trust under the Code.

              The foregoing provisions will not prohibit:

                  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

                  (ii)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "Retired Capital Stock") or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"), and (b) the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

                  (iii) the redemption, repurchase or other acquisition or retirement of any Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

                  (iv) (A) the declaration and payment of dividends to holders of any class or series of Preferred Stock (including Disqualified Stock) and (B) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii); provided, however, that for the most recently ended four consecutive fiscal quarters immediately preceding the date of the declaration of such dividends, after giving effect to such declaration on a pro forma basis, the Company on a consolidated basis would have had a Coverage Ratio of at least 2 to 1;

         provided however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (ii), (iii) and (iv) of this paragraph, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and provided further, that for purposes of determining the aggregate amount expended for Restricted Payments under the initial paragraph under this covenant "Limitation on Restricted Payments," any amounts expended or set aside under (i) - (iv) shall be excluded.

                  (iii) Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries or Affiliates to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person (other than a Subsidiary or an Affiliate) unless (a) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary or Affiliate, as the case may be, than would be available in a comparable transaction with an unrelated third party and (b)(1) where such transaction or series of transactions involves aggregate consideration in excess of $5 million, such transaction or series of transactions is approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as evidenced by a resolution relating thereto of the Board of Directors filed with the Trustee and (2) where such transaction or series of transactions involves aggregate consideration in excess of $15 million, the Company also delivers to the Trustee an opinion from a nationally recognized investment banking firm as to the fairness of such transaction or series of transactions to the Company or such Subsidiary from a financial point of view. Notwithstanding the foregoing, this provision will not apply to (A) compensation or employee benefit arrangements with any officer or director of the Company; and (B) any transaction entered into in the ordinary course of business by the Company, Subsidiary or Affiliate with a Subsidiary or an Affiliate.

                  (iv) Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), the Company must, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission (the "SEC") the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents. The Company must also in any event: (i) within 15 days after each Required Filing Date (a) transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections; and
         (ii) if filing such documents by the Company with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of the Notes.

         Definitions.  As used herein,

         "Acquired Indebtedness" means (i) with respect to any Person that becomes a Subsidiary (or is merged into the Company or any of its Subsidiaries) or an Affiliate after the date of the Indenture, Indebtedness of such Person or any of its subsidiaries existing at the time such Person becomes a Subsidiary (or is merged into the Company or any of its Subsidiaries or Affiliates) that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary (or merged into the Company or any of its Subsidiaries) or an Affiliate; and (ii) with respect to the Company, any Subsidiary or any Affiliate, any Indebtedness assumed by the Company, any Subsidiary or any Affiliate in connection with the acquisition of any asset from another Person, which Indebtedness was not incurred by such other Person in connection with, or in contemplation of, such acquisition.

         "Adjusted Consolidated Indebtedness" of the Company means the sum of the aggregate principal amount of all Indebtedness of the Company, on a consolidated basis, minus the aggregate principal amount of Indebtedness described in clauses (ii), (iii) and (iv) of the definition of Permitted
Indebtedness and with respect to clause (v) of the definition of Permitted Indebtedness, those amounts other than amounts described with respect to clause
(i) of the definition of Permitted Indebtedness.

         "Adjusted Consolidated Tangible Net Worth" of the Company means, as of any date all amounts that would be included under shareholders' equity determined on a consolidated balance sheet of the Company and in accordance with generally accepted accounting principles, minus the sum of (i) all intangible assets, determined in accordance with generally accepted accounting principles and (ii) minority interests in any joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, that is not a Subsidiary or Affiliate. For the purposes of this definition, loan servicing rights of the Company or its Subsidiaries and Affiliates are not considered intangible assets.

         "Affiliate" of the Company means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company; or (ii) any other Person in which the Company has a non-controlling ownership interest exceeding 50%. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Beneficial Owner" shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, as in effect on the date of the execution of the Indenture.

         "Business Day" shall mean, in addition to the meaning given in the Indenture, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock and if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

         "Cash Equivalents" means, at any time, (a) any evidence of Indebtedness with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit, money market deposit accounts and acceptances with a maturity of 180 days or less from the date of acquisition of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia whose debt rating, at the time as of which such investment is made, is at least "A-1" by Standard & Poor's Ratings Services or at least "P-1" by Moody's Investors
Service, Inc. or rated at least an equivalent rating category of another nationally recognized securities rating agency; (d) repurchase agreements and reverse repurchase agreements having a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a financial institution meeting the qualifications described in clause (b) above; (e) any security, maturing not more than 180 days after the date of acquisition, backed by standby or direct pay letters of credit issued by a bank meeting the qualifications described in clause (b) above; and (f) any security, maturing not more than 180 days after the date of acquisition, issued or fully guaranteed by any state, commonwealth, or territory of the

United States of America, or by any political subdivision thereof, and rated at least "A" by Standard & Poor's Ratings Service or at least "A" by Moody's Investors Service, Inc. or rated at least an equivalent rating category of another nationally recognized securities rating agency.

         "Change of Control" means any event or series of events by which (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the Beneficial Owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Capital Stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of Voting Stock of the Company;
(ii) any consolidation of the Company with, or merger of the Company into, any other Person, any consolidation of any other Person with, or merger of another Person into, the Company, in any such event pursuant to a transaction in which the Voting Stock of the Company outstanding immediately prior to the effectiveness thereof is cancelled or changed into or exchanged for cash, securities or other property (other than a transaction where (a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation that is not Disqualified Stock, and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of the total voting power of all shares of Voting Stock of the surviving corporation immediately after such transaction); (iii) any sale, conveyance, transfer or lease (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to another Person; (iv) the shareholders of the Company approve any plan of liquidation or dissolution of the Company; or (v) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company.

         "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means Dynex Capital, Inc.

         "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the date that the Indenture became effective or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's shareholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as a nominee for director.

         "Coverage Ratio" means the ratio of (i) the sum of (a) Income Available for Interest Payments plus (b) any dividends payable to holders of any series or classes of Preferred Stock to (ii) the sum of (a) Interest Expense plus (b) any dividends payable to holders of any series or classes of Preferred stock.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Stock" means, with respect to any person, any capital stock or partnership interest of such person which by the terms of such capital stock or partnership interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the occurrence of any event or otherwise: (i) matures or is mandatory redeemable, pursuant to a sinking fund obligation or otherwise; (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock described by clause (i) or (iii) of this definition; or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the maturity of the relevant series of Notes.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding Indebtedness that is convertible into, or exchangeable for, the Company's Capital Stock and warrants, options or other rights to acquire the Company's Capital Stock, including Stock Appreciation Rights, issuable or granted under the Company's existing Stock Incentive Plan).

         "Hedging Obligations" means the obligations of the Company or its Subsidiaries or Affiliates incurred in the normal course of its business under
(i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect the Company against fluctuations in currency exchange or interest rates.

         "Income Available for Interest Payments" for any periods means Net Income plus Interest Expense; minus (i) extraordinary gains and losses; (ii) any other gains and losses that do not otherwise relate to the sale or securitization of Assets in the ordinary course of business; and (iii) the effect of any non-cash charge resulting from a change in accounting principles in determining Net Income for such period.

         "Indebtedness" of the Company means any indebtedness of the Company, whether or not contingent, in respect of: (i) borrowed money or other indebtedness evidenced by bonds, notes, debentures or similar instruments; (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company, including but not limited to collateralized bonds and collateralized repurchase agreements; (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; (iv) the principal amount of all obligations of the Company with respect to redemption, repayment or other repurchase of any Disqualified Stock; or (v) any lease of property by the Company as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; provided, that, in the case of items in indebtedness under (i) through (iii) above such indebtedness shall be included only to the extent that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also shall include, to the extent not otherwise included, any obligation of the Company to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company), it being understood that Indebtedness shall be deemed to be incurred by the Company, whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

         "Interest Expense" means for any period, the sum of (a) interest and related expense relating solely to Unsecured Indebtedness (including, but not limited to, amortization of original issue discount or premium, as the case may be, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings and net payments (if any) pursuant to obligations under hedging instruments but excluding amortization of deferred financing fees) of the Company on a consolidated basis and (b) capitalized interest relating to Unsecured Indebtedness of the Company, whether paid or accrued, all as determined on a consolidated basis and in accordance with generally accepted accounting principles.

         "Investments" means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities issued by any other Person and investments in another Person that are required by generally accepted accounting principles to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

         "Net Income" means net income as presented in the consolidated financial statements of the Company as determined in accordance with generally accepted accounting principles, and is calculated before any deduction for dividends on Preferred Stock.

         "Permitted Indebtedness" means (i) all indebtedness of the Company or its Subsidiaries or Affiliates at the time of closing of the issuance and sale of the Notes, (ii) indebtedness under any loan repurchase agreements or repurchase facilities entered into in the ordinary course of business with an original maturity not to exceed 180 days, (iii) indebtedness under any warehouse line of credit, letter of credit or similar facility secured primarily by loans held for sale or securitization or tax-exempt bonds, (iv) collateralized bond obligations that are non-recourse to the Company or its Subsidiaries or
Affiliates and (v) the incurrence by the Company or its Subsidiaries or Affiliates of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under clauses (i)-(iv) above, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity, provided that, with respect to the refinancing of Indebtedness referred to in clause (i) above, such Refinancing Indebtedness (a) does not increase the principal amount of total Permitted Indebtedness at the time of the issuance and sale of the Notes, (b) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (c) to the extent that such Refinancing Indebtedness refinances Indebtedness that is unsecured, such Refinancing Indebtedness is likewise unsecured, or (d) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Indebtedness being refinanced or refunded.

         "Permitted Investments" means (a) any Investment in the Company or any Wholly Owned Subsidiary; (b) any Investment in cash and Cash Equivalents; (c) any Investment in financial assets not constituting Cash or Cash Equivalents made in the ordinary course of business, including but not limited to portfolio assets (such as collateral for collateralized bonds, mortgage securities, other portfolio assets and available-for-sale investments), loans held for securitization, all as determined in accordance with generally accepted accounting principles; (d) any Investment by the Company, any Subsidiary or any Affiliate in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary or (ii) such person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary; (e) any Investment existing on the date of the closing date for the sale and original issuance of the Notes under the Indenture; (f) advances to employees not in excess of $1 million outstanding at any one time in the aggregate; (g) any Investment acquired by the Company, any Subsidiary or any Affiliate (i) in exchange for any other Permitted Investment or (ii) as a result of a foreclosure by the Company, any Subsidiary or any Affiliate with respect to any secured Investment; (h) Hedging Obligations; (i) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business; and (j) Investments the payment for which consists of Equity Interests of the Company or its Subsidiaries or Affiliates (exclusive of Disqualified Stock).

         "Person" means an individual, partnership, corporation, business trust,
joint  stock  company,  trust,   unincorporated   association,   joint  venture,
governmental authority or other entity of whatever nature.

         "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such
corporation,   over  shares  of  Capital  Stock  of  any  other  class  of  such corporation.

         "Rating Agencies" means both (i) Standard & Poor's Rating Services or any successor ("S&P") and (ii) Moody's Investors Service, Inc. or any successor ("Moody's") or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

         "Rating Decline" means the occurrence of one of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control: (a) a downgrading in the rating by one of the Rating Agencies by one or more gradations (each gradation for S&P being measured by a "+" or "-" and each gradation for Moody's being measured by "1", "2" or "3" or their equivalent if the gradation system used by the Rating Agency in question is changed) or (b) the public announcement by one of the Rating Agencies that it has under surveillance or review, with possible negative implications, its rating of the Notes. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within the rating categories of the Rating Agencies ("+" and "-" for S&P; "1", "2" and "3" for Moody's, or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

         "Related Person" means (a) any Affiliate of the Company, (b) any Person who directly or indirectly holds 5% or more of any class of Voting Stock of the Company, (c) any Person who is an executive officer or director of the Company and (d) any Affiliate of or any relative by blood, marriage or adoption not more remote than first cousin of any such Person referred to in clause (b) or (c) above.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted  Payments"  means  any  of  the  following  actions  by the
Company: (i) the declaration or payment of any dividends or the making of any distribution on account of the Company's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Subsidiary or an Affiliate, so long as in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary or an Affiliate, as the case may be, the Company, a Subsidiary or an Affiliate, as the case may be, receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) the purchase, redemption, defeasance or, otherwise, acquisition or retirement for value of any Equity Interests of the Company, excluding the conversion of any security into an Equity Interest (other than Disqualified Stock) or redemption thereof with an Equity Interest (other than

Disqualified Stock); (iii) the making of any principal payments on, or redemption, repurchase, defeasance or, otherwise, acquisition or retirement for value (unless with an Equity Interest other than Disqualified Stock) in each case, prior to any scheduled repayment, or maturity, of any Subordinated Indebtedness existing on the date of the Indenture; or (iv) the making of any Restricted Investment.

         "Subordinated Indebtedness" means with respect to the Notes, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes.

         "Subsidiary" means a corporation, a majority of the outstanding Voting Stock, of which is owned directly or indirectly, by the Company or by one or more other Subsidiaries of the Company.

         "Unsecured   Indebtedness"  as  of  any  date  means  the  sum  of  any
Indebtedness of the Company that is not secured or collateralized by any mortgage, lien, charge, pledge or other security interest, determined on a consolidated basis in accordance with generally accepted accounting principles, excluding (i) any amounts owed under accrued interest payable and (ii) any letters of credit that are secured or will be secured by other than assets of the Company in the event such letters of credit are drawn upon.

         "Voting Stock" means all outstanding classes of Capital Stock of any entity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock, as the case may be, multiplied by the amount of such payment, by (ii) the sum of all such payments.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 95% of the outstanding Capital Stock or other ownership interest of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

         11. The Senior Notes shall be issued as Registered Securities only in the form of a permanent global note which will be deposited with the Depository Trust Corporation and shall be exchangeable only as provided in Section 305 of the Indenture. The form of the Senior Notes is attached hereto.

         12. The provisions of Sections 1402 and 1403 of the Indenture with respect to defeasance and discharge and covenant defeasance, respectively, shall be applicable to the Senior Notes without modification.

         13. The Company will not pay any Additional Amounts in respect of the Senior Notes.

         14. Repurchase at Option of Holders Upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, each Holder of Senior Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Senior Notes, or any portion thereof that is an integral multiple of $1,000, for cash on the date (the "Repurchase Date") that is not more than 45 days after the date of the Company Notice (as defined below), which date shall be set so as to comply with all applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") including regulations thereunder regarding prompt payment to Holders of the Senior Notes, at a price equal to 101% of the principal amount of the Senior Notes to be repurchased (the "Repurchase Price"), together with the accrued interest to the Repurchase Date.

         Within 30 days after the occurrence of a Change of Control Triggering Event, the Company shall mail to all Holders of record of the Senior Notes a notice (the "Company Notice") of the occurrence of such Change of Control Triggering Event and of the repurchase right arising as a result thereof. The Company shall deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the City of New York. To exercise the repurchase right a Holder of Senior Notes shall deliver on or before the 30th day after the date of the Company Notice a written notice (which notice shall be irrevocable except as otherwise required by applicable law) to the Trustee of the Holder's exercise of such right, specifying the amount of Senior Notes owned by the Holder for which the right is being exercised, duly signed by the Holder. The Company will comply with all applicable tender offer rules under the Exchange Act in the event that a Change of Control Triggering Event occurs under these Change of Control provisions and the Company is required to repurchase Senior Notes as described above.

July 14 1997                           /s/ THOMAS H. POTTS
                                       --------------------------
                                       Thomas H. Potts, President

                                       /s/  LYNN K. GEURIN
                                       --------------------------
                                       Lynn K. Geurin, Secretary